EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of SP Plus Corporation and consolidated subsidiaries (“SP Plus” and “Company”) and ZWB Holdings, Inc. (“ZWB”) Rynn’s Luggage Corporation (“RLC”) and the direct and indirect subsidiaries of ZWB and RLC (together with ZWB and RLC, “Bags Investment Group”) after giving effect to SP Plus’ acquisition of Bags Investment Group (the “Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The effective date of the Acquisition was November 30, 2018.

The following selected unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, with SP Plus being the acquiring entity, and reflects estimates and assumptions deemed appropriate by Company management to give effect to the Acquisition as if it had been completed effective September 30, 2018, with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet, and as of January 1, 2017 (the beginning of the Company’s fiscal 2017), with respect to the Unaudited Pro Forma Condensed Combined Statements of Income.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary estimated fair values of certain assets have been determined with the assistance of a third-party valuation firm, based upon such firm’s preliminary work (primarily with respect to identifiable intangible assets and goodwill). SP Plus' estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as SP Plus finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial position of SP Plus that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of SP Plus. The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential operating disynergies, integration costs, efficiencies, cost savings and revenue synergies that SP Plus may have or achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with the historical financial statements of SP Plus included in its annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 22, 2018, and in conjunction with its subsequent quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2018 filed with the SEC on November 1, 2018, and in conjunction with the historical financial statements of Bags Investment Group included in Exhibits 99.1 and 99.2 to this Form 8-K/A.

SP Plus Corporation
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2018

	Historical
(millions, except for share and per share data)	SP Plus Corporation	Bags Investment Group (Note 7)	Pro Forma Adjustments	Note	Pro Forma Combined
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$20.2	$6.4	$—		$26.6
Notes and accounts receivable, net	136.4	15.3	—		151.7
Prepaid expenses and other	13.1	2.5	—		15.6
Total current assets	169.7	24.2	—		193.9
Leasehold improvements, equipment and construction in progress, net	26.3	1.6	—		27.9
Other assets
Advances and deposits	4.2	0.2	—		4.4
Other intangible assets, net	50.1	0.2	117.8	5C	168.1
Favorable acquired lease contracts, net	18.5	—	—		18.5
Equity investments in unconsolidated entities	9.9	—	—		9.9
Other assets, net	19.1	—	—		19.1
Deferred taxes	15.8	—	—		15.8
Cost of contracts, net	8.2	—	—		8.2
Goodwill	431.6	3.4	147.9	5B	582.9
Total other assets	557.4	3.8	265.7		826.9
Total assets	$753.4	$29.6	$265.7		$1,048.7
Liabilities and stockholders’ equity
Accounts payable	$93.5	$8.2	$—		$101.7
Accrued rent	22.8		—		22.8
Compensation and payroll withholdings	22.4	—	—		22.4
Property, payroll and other taxes	10.0	—	—		10.0
Accrued insurance	18.0	—	—		18.0
Accrued expenses	30.4	3.5	—		33.9
Current portion of obligations under Credit Facility and other long-term borrowings	20.9	2.8	(11.6)	5D	12.1
Total current liabilities	218.0	14.5	(11.6)		220.9
Long-term borrowings, excluding current portion
Obligations under Credit Facility	85.8	—	295.4	5D	381.2
Other long-term borrowings	1.1	6.2	(6.2)	5D	1.1
	86.9	6.2	289.2		382.3
Unfavorable acquired lease contracts, net	26.3	—	—		26.3
Other long-term liabilities	63.5	0.1	(0.1)	5D	63.5
Total noncurrent liabilities	176.7	6.3	289.1		472.1
Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	—	—	—		—
Treasury stock	(7.5)		—		(7.5)
Additional paid-in capital	256.7	6.0	(6.0)	5E	256.7
Accumulated other comprehensive loss	(1.6)	—	—		(1.6)
Retained earnings	111.1	1.8	(4.8)	5E	108.1
Total stockholders’ equity	358.7	7.8	(10.8)		355.7
Noncontrolling interest	—	1.0	(1.0)	5E	—
Total stockholders’ equity	358.7	8.8	(11.8)		355.7
Total liabilities and stockholders’ equity	$753.4	$29.6	$265.7		$1,048.7

SP Plus Corporation
Pro Forma Condensed Combined Statements of Income
For the Nine Months Ended September 30, 2018

	Historical
(millions, except for share and per share data) (unaudited)	SP Plus Corporation (Note 7)	Bags Investment Group (Note 7)	Pro Forma Adjustments	Note	Pro Forma Combined
Services revenue					138.5
Lease type contracts	$311.6	$—	$—		$311.6
Management type contracts	264.8	123.8	—		388.6
	576.4	123.8	—		700.2
Reimbursed management type contract revenue	514.8	—	—		514.8
Total revenue services	1,091.2	123.8	—		1,215.0
Cost of services
Lease type contracts	283.2	—	—		283.2
Management type contracts	157.6	94.4	—		252.0
	440.8	94.4	—		535.2
Reimbursed management type contract expense	514.8	—	—		514.8
Total cost of services	955.6	94.4	—		1,050.0
Gross profit		94.4
Lease type contracts	28.4	—	—		28.4
Management type contracts	107.2	29.4	—		136.6
Total gross profit	135.6	29.4	—		165.0
General and administrative expenses	63.3	13.3	(2.3)	6E	74.3
Depreciation and amortization	12.7	1.0	7.1	6A	20.8
Operating income	59.6	15.1	(4.8)		69.9
Other expenses (income)		15.1
Interest expense	6.5	0.4	5.8	6B	12.7
Interest income	(0.3)	—	—		(0.3)
Gain on sale of a business	—	—	—		—
Equity in (earnings) losses from investment in unconsolidated entity	(10.1)	—	—		(10.1)
Total other expenses (income)	(3.9)	0.4	5.8		2.3
Earnings before income taxes	63.5	14.7	(10.6)		67.6
Income tax expense	16.9	—	1.1	6C	18.0
Net income	46.6	14.7	(11.7)		49.6
Less: Net income attributable to noncontrolling interest	2.5	0.3	(0.3)	6D	2.5
Net income attributable to stockholders	$44.1	$14.4	$(11.4)		$47.1
Common stock data		$ 14.4
Net income per common share
Basic	$1.97				$2.11
Diluted	$1.95				$2.08
Weighted average shares outstanding
Basic	22,370,789				22,370,789
Diluted	22,607,274				22,607,274

SP Plus Corporation
Pro Forma Condensed Combined Statements of Income
For the Year Ended December 31, 2017

	Historical
(millions, except for share and per share data) (unaudited)	SP Plus Corporation (Note 7)	Bags Investment Group (Note 7)	Pro Forma Adjustments	Note	Pro Forma Combined
Services revenue					138.5
Lease type contracts	$563.1	$—	$—		$563.1
Management type contracts	348.2	144.6	—		492.8
	911.3	144.6	—		1,055.9
Reimbursed management type contract revenue	679.2	—	—		679.2
Total services revenue	1,590.5	144.6	—		1,735.1
Cost of services
Lease type contracts	518.4		—		518.4
Management type contracts	207.6	106.6	—		314.2
	726.0	106.6	—		832.6
Reimbursed management type contract expense	679.2		—		679.2
Total cost of services	1,405.2	106.6	—		1,511.8
Gross profit		94.4
Lease type contracts	44.7	—	—		44.7
Management type contracts	140.6	38.0	—		178.6
Total gross profit	185.3	38.0	—		223.3
General and administrative expenses	82.9	18.3	—		101.2
Depreciation and amortization	21.0	1.9	9.4	6A	32.3
Operating income	81.4	17.8	(9.4)		89.8
Other expenses (income)		15.1
Interest expense	9.2	0.4	7.7	6B	17.3
Interest income	(0.6)	—	—		(0.6)
Gain on sale of a business	(0.1)	—	—		(0.1)
Equity in losses (earnings) from investment in unconsolidated entity	0.7	—	—		0.7
Total other expenses (income)	9.2	0.4	7.7		17.3
Earnings before income taxes	72.2	17.4	(17.1)		72.5
Income tax expense	27.7	—	0.1	6C	27.8
Net income	44.5	17.4	(17.2)		44.7
Less: Net income attributable to noncontrolling interest	3.3	0.3	(0.3)	6D	3.3
Net income attributable to stockholders	$41.2	$17.1	$(16.9)		$41.4
Common stock data		$ 14.4
Net income per common share
Basic	$1.86				$1.87
Diluted	$1.83				$1.84
Weighted average shares outstanding
Basic	22,195,350				22,195,350
Diluted	22,508,288				22,508,288

SP PLUS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

Purchase Agreement

On October 16, 2018, SP Plus entered into the Stock Purchase Agreement by and among SP Plus (as “Purchaser”) and the Bags Investment Group (as “Seller”) pursuant to which SP Plus acquired Bags Investment Group. The transaction was completed on November 30, 2018.

Subject to the terms and conditions of the Stock Purchase Agreement, as consideration for the acquisition of Bags Investment Group, SP Plus paid to the Sellers approximately $275.0 million of contractual cash consideration with additional cash considerations of $8.2 million paid at close related to the preliminary net working capital (inclusive of $5.9 million of cash acquired) and $0.5 million for certain individual taxes to be paid by the Seller (the “Purchase Price”). The completion of the transaction was subject to certain customary closing conditions.

Credit Agreement Borrowing

In connection with the Acquisition, the Company entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as administrative agent, swing-line lender and a letter of credit issuer; Wells Fargo Bank, N.A., as syndication agent; BMO Harris Bank N.A., JPMorgan Chase Bank, N.A., KeyBank National Association and U.S. Bank National Association, as co-documentation agents; Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners; and the lenders party thereto (the “Lenders”). Pursuant to the terms, and subject to the conditions, of the Credit Agreement, the Lenders have made available to the Company a new senior secured credit facility (the “Senior Credit Facility”) that permits aggregate borrowings of $550 million consisting of (i) a revolving credit facility of up to $325 million at any time outstanding, which includes a letter of credit facility that is limited to $100 million at any time outstanding, and (ii) a term loan facility of $225 million. The Senior Credit Facility matures on November 30, 2023.
The entire amount of the term loan portion of the Senior Credit Facility was drawn by the Company on the Closing Date and is subject to scheduled quarterly amortization of principal in installments equal to 1.25% of the initial aggregate principal amount of such term loan. The Company also borrowed $174.75 million under the revolving credit facility on the Closing Date. The proceeds from these borrowings have been used by the Company to pay the Purchase Price and pay other costs and expenses related to the Acquisition and the related financing and to refinance existing indebtedness of the Company, and also may be used to finance working capital, capital expenditures and other acquisitions, payments and general corporate purposes.

Note 2. Basis of Presentation
The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of Regulation S-X under the Securities Act ("Article 11 of Regulation S-X") using accounting policies in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and include all material adjustments necessary to be in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information was derived from historical financial consolidated financial statements of SP Plus and Bags Investment Group and gives effect to events related to the Acquisition that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company and reflects estimates deemed appropriate by SP Plus management to give effect to the Acquisition and related borrowings under the Credit Agreement, as defined in Note 1, as if each had been completed effective September 30, 2018, with respect to the unaudited pro forma condensed combined balance sheet and as of January 1, 2017, with respect to the unaudited pro forma condensed combined statements of income. The historical financial information of SP Plus and Bags is presented in accordance with U.S. GAAP.
The acquisition accounting adjustments relating to the Acquisition are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. Accordingly, although these amounts represent SP Plus management's current best estimate of fair value, the final purchase price allocation may differ materially from the preliminary allocation utilized as described in Note 4. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from revenue synergies, cost savings or operating synergies that may result from the Acquisition or to any future disynergies and integration related costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the Acquisition. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2017, as updated by the Company's subsequent filings with the SEC.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standard Codification (ASC) 805 "Business Combinations," with SP Plus being the acquiring entity and requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”).
ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets.
Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
Fair value estimates were determined based on discussions between SP Plus and Bags management, due diligence efforts, and other information available. The allocation of the aggregate transaction consideration used in the preliminary unaudited pro forma condensed combined financial information is based on initial estimates. The final determination of the allocation of the aggregate transaction consideration will be based on the actual tangible and intangible assets and the liabilities of Bags Investment Group at the effective time of the transaction.
The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the transaction, such as tax savings, revenue or cost and operating synergies, or the anticipated costs to achieve these potential benefits, including the cost of integration activities and any potential disynergies. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to potential restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company.
Certain amounts from the historical financial statements of Bags Investment Group were reclassified to conform their presentation to that of SP Plus.

Note 3: Accounting Policies
For purposes of presenting the unaudited pro forma condensed combined financial statements and related information, SP Plus has completed a review of Bags Investment Group's significant accounting policies (e.g., revenue recognition, accounts receivable allowance for doubtful accounts and inventory reserves) for purposes of identifying adjustments to align with SP Plus’ accounting policies. At this time, the Company has not identified any material differences in these policies.  Review of such accounting policies will continue; policy differences may be identified at a later date and may be deemed material at that time.

Note 4. Preliminary Purchase Price Allocation
On November 30, 2018, SP Pus acquired Bags Investment Group for total consideration of approximately $283.6 million. The Company financed the Acquisition through the Credit Agreement (see Note 1). The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Bags Investment Group, and is based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.
The Company’s acquisition of Bags Investment Group has been accounted for as a business combination, and assets acquired and liabilities assumed were recorded at their estimated fair values as of November 30, 2018. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value or the net acquisition date fair values of the assets acquired and the liabilities assumed.
For the unaudited pro forma condensed combined balance sheet, the $283.6 million purchase price has been allocated based on Bags Investment Group's September 30, 2018 financial information and SP Plus' preliminary estimate of the fair value of the assets acquired and liabilities assumed. Under the acquisition method of accounting, the final purchase price allocation will be based on the fair value of the final assets acquired and liabilities assumed as of the closing date of the Acquisition.

The preliminary estimated consideration is allocated as follows:

(millions)
Cash	$6.4
Notes and accounts receivable, net	15.3
Prepaid expenses and other	2.5
Advances and deposits	0.2
Fixed assets	1.6
Intangible assets	118.0
Goodwill	151.3
Accounts payable	(8.2)
Accrued expenses	(3.5)
Total purchase price	$283.6

Note 5. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

A—Leasehold improvements, equipment and construction in progress
Computer equipment, software, vehicles and furniture and fixtures have not been adjusted as their net book value is estimated to approximate fair market value. The estimated useful lives are as follows: 1 - 3 years for computer equipment, 1-4 years for furniture and equipment, 1-4 years for vehicles and 1-3 years for software.
The final determination of fair value of plant and equipment, as well as estimated useful lives, remains subject to change. The finalization is not expected to have a material impact on the valuation of the property and equipment and the purchase price allocation, which is expected to be finalized subsequent to the closing of the Acquisition but within the measurement period of one year.

B—Goodwill
Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is calculated as the excess of consideration transferred in the acquisition over the fair value of the tangible assets, and identifiable intangible assets acquired, and liabilities assumed in a business combination. Goodwill acquired in the transaction is estimated to be $151.3 million and Bag Investment Group's historical goodwill of $3.4 million is eliminated, for a net adjustment of $147.9 million. The estimated goodwill to be recognized is attributable primarily to expanded revenue synergies and expanded opportunities in the aviation and hospitality businesses, and other benefits that SP Plus believes will result from combining its operations with the operations of Bags. The goodwill created in the Acquisition is expected to be deductible for tax purposes (see Note 5F).

(millions)
Purchase Price of Acquisition	$283.6

Cash	6.4
Current assets	18.0
Property and equipment	1.6
Other intangibles	118.0
Current liabilities	(11.7)
Pro forma goodwill	$151.3

C—Intangible assets
Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $118.0 million, which is an increase of $117.8 million over Bags Investment Group's historical book value of intangibles of $0.2 million prior to the Acquisition.

Identified intangibles assets expected to be acquired consist of the following:

(millions)	Estimated Life (1)	Estimated Fair Value
Trade names	5.0 years	$5.6
Customer relationships	12.4 - 15.8 years	100.4
Existing technology	5.0 - 6.0 years	10.4
Non-compete agreements	5.0 years	1.6
Estimated fair value of identified intangibles		$118.0
(1) Represents preliminary estimated life of assets acquired.
The fair value estimate for all identifiable intangible assets is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The estimated fair value of trade names were determined with the relief from royalty savings method, which is a commonly-used variation of the income approach.  The Company considered the return on assets and market comparable methods when estimating an appropriate royalty rate for the trade names.  The estimated fair value of acquired customer relationships was determined with the excess earnings method, which is a variation of the income approach.  This approach calculates the excess of the future cash inflows (i.e., revenue from customers generated from the relationships) over the related cash outflows (i.e., customer servicing expenses) generated over the useful life of the relationship.  The estimated fair value of developed or existing technology was determined utilizing the relief from royalty savings method under the income approach, with additional consideration given to asset deterioration rates.
The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the Acquisition but within the measurement period.

D—Debt:
In connection with the Acquisition, the Company entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as administrative agent, swing-line lender and a letter of credit issuer; Wells Fargo Bank, N.A., as syndication agent; BMO Harris Bank N.A., JPMorgan Chase Bank, N.A., KeyBank National Association and U.S. Bank National Association, as co-documentation agents; Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners; and the lenders party thereto (the “Lenders”). Pursuant to the terms, and subject to the conditions, of the Credit Agreement, the Lenders have made available to the Company a new senior secured credit facility (the “Senior Credit Facility”) that permits aggregate borrowings of $550 million consisting of (i) a revolving credit facility of up to $325 million at any time outstanding, which includes a letter of credit facility that is limited to $100 million at any time outstanding, and (ii) a term loan facility of $225 million. The Senior Credit Facility matures on November 30, 2023.
The entire amount of the term loan portion of the Senior Credit Facility was drawn by the Company on the Closing Date and is subject to scheduled quarterly amortization of principal in installments equal to 1.25% of the initial aggregate principal amount of such term loan. The Company also borrowed $174.75 million under the revolving credit facility on the Closing Date.
Borrowings under the Senior Credit Facility bear interest, at the Company’s option, (i) at a rate per annum based on the Company’s consolidated total debt to EBITDA ratio for the 12-month period ending as of the last day of the immediately preceding fiscal quarter, determined in accordance with the applicable pricing levels set forth in the Credit Agreement (the “Applicable Margin”) for London Interbank Offered Rate (or a comparable or successor rate approved by Bank of America) (“LIBOR”) loans, plus the applicable LIBOR rate or (ii) the Applicable Margin for base rate loans plus the highest of (x) the federal funds rate plus 0.5%, (y) the Bank of America prime rate and (z) a daily rate equal to the applicable LIBOR rate plus 1.0%.

For the purposes of presenting pro forma financial statements, the following represents borrowings under the Credit Agreement and extinguishment of existing Bags Investment Group debt:

(millions)
Short-term debt
Decrease for extinguishment of existing Bags Investment Group debt	$(2.8)
Reclassification of short-term debt to long-term debt	(8.8)
Less: debt issuance and deferred financing	—
Total adjustments to short-term debt	$(11.6)

Long-term debt
Decrease for extinguishment of existing Bags Investment Group other long term borrowings	$(6.2)
Proceeds under the Credit Agreement	297.9
Less: debt issuance and deferred financing (1)	(2.5)
Total adjustments to long-term debt	$289.2
(1) Represents $2.5 million of deferred financing and debt discount; with payment of such amounts being made with proceeds under the Credit Agreement.

Additionally, $0.1 million of Bags Investment Group long-term liabilities have been eliminated, as such liabilities were extinguished with the Acquisition.

E—Total stockholders’ equity
Represents the elimination of Bags Investment Group common stock, additional paid-in capital, retained earnings and non-controlling interest. Noncontrolling interest represents the portion of equity in Bag Investment Group subsidiary and affiliates not attributable to Bags Investment Group. As a result of the Acquisition, these equity interests were settled and will not exist going forward and therefore were eliminated for pro forma presentation purposes.

(millions)
Elimination of Bags Investment Group historical common stock, paid-in capital and retained earnings	$(7.8)
Elimination of Bags Investment Group historical noncontrolling interest	(1.0)
Transaction expenses (1)	(3.0)
Total adjustments to stockholders' equity	$(11.8)
(1) Represents $3.0 million of transaction-related expenses, not yet incurred as of the pro forma balance sheet, September 30, 2018; with payment of such transaction-related expenses being made with proceeds under the Credit Agreement.

F—Income taxes
For U.S. federal tax purposes, the transaction is structured as stock acquisitions of the operations of Bags Investment Group, with a Section 338(h)(10) election being made for the Acquisition.  The Section 338(h)(10) election treats the Acquisition as a deemed asset acquisition allowing a depreciable and amortizable step-up in tax basis at the transaction close. The valuation relating to the purchase accounting is preliminary; therefore the final impact on the deferred tax assets and liabilities cannot be determined at this time. Upon finalization of the purchase price allocation and detailed analysis of the acquired assets and assumed liabilities, there may be adjustments to the deferred tax balances, and these adjustments could be material.

Note 6. Notes to Unaudited Pro Forma Condensed Combined Statement of Income
The following represents an explanation of the various adjustments to the unaudited pro forma condensed combined statement of income.

A—Amortization of other intangibles
In conjunction with the acquisition accounting, the Company performed a fair value assessment of the definite-lived intangible assets. These valuations generate estimated amortization expense related to the pro forma valuation adjustments to intangible assets (see Note 5C). Pro forma amortization has been estimated on a preliminary basis as follows:

(millions)	Nine Months Ended September 30, 2018	Twelve Months Ended December 31, 2017
Estimated amortization for acquired definite lived intangible assets	7.3	$9.8
Historical Bags Investment Group definite-lived intangible amortization expense	(0.2)	(0.4)
Total pro form adjustment to amortization expense of other intangibles	$7.1	$9.4

The estimated intangible amortization expense for customer relationships, existing technology, trade names and non-compete agreement was calculated using useful lives 15.2 years (weighted average useful life), 5.8 years (weighted average useful life), 5.6 years and 1.6 years, respectively, on a straight-line basis.

B—Interest expense
The interest rates used for the new SP Plus debt for purposes of the pro forma condensed combined financial information are based on contractual variable interest rates reflected in the Credit Agreement related to the debt financing for the transaction (see Note 1 and 5D) and the market rates associated with LIBOR USD borrowings at the time of this filing. The LIBOR USD rate for the floating debt that rolls over on a one-month basis is assumed to be 2.50%. As such, the variable interest rate inclusive of a 1.75% spread for the debt that rolls over on a one-month basis are assumed to be 4.25%. Pro forma amortization has been estimated on a preliminary basis as follows:

(millions)	Nine Months Ended September 30, 2018	Twelve Months Ended December 31, 2017
Estimated additional pro forma interest expense	$6.2	$8.1
Historical Bags Investment Group interest expense	(0.4)	(0.4)
Total pro forma adjustment to interest expense	$5.8	$7.7
A 1/8% or 0.125% change in the interest rate payable on the outstanding amount of the borrowing under the Credit Agreement (see Note 1 and 5D) would change annual interest expense by approximately $0.5 million before the effect of income taxes on an annual basis.

C—Income taxes

(millions)	Nine Months Ended September 30, 2018	Twelve Months Ended December 31, 2017
Estimated income tax effect on both Bags Investment Group earnings before income taxes, as it had no tax provision as a limited liability corporation, and the net impact of the proforma adjustments	$1.0	$0.1
Assumed statutory tax rates of 26.0% and 40.0% were utilized for the nine months ended September 30, 2018 and the twelve months ended December 31, 2017, respectively. The assumed statutory tax rates do not take into account any possible future tax events that may impact the combined company.

D—Net income attributable to noncontrollng interest
Noncontrolling interest represents the portion of equity in Bags Investment Group subsidiary and affiliates not attributable to Bag Investment Group. As a result of the Acquisition, these equity interests were settled and will not exist going forward and therefore net income attributable to noncontrolling interest were eliminated for pro forma presentation purposes, assuming the transaction was consummated on January 1, 2017.

(millions)	Nine Months Ended September 30, 2018	Twelve Months Ended December 31, 2017
Historical Bags Investment Group net income attributable to noncontrolling interest	$(0.3)	$(0.3)

E—Non-recurring transaction costs

Adjustments have been made to the unaudited pro forma condensed combined statements of income for the following transaction costs as they are not expected to have a continuing impact on the Company's financial statements subsequent to the Acquisition:

•	Transaction costs directly attributable to the transaction of $1.8 million incurred during the nine months ended September 30, 2018 by SP Plus for the Acquisition; and

•	Transaction costs directly attributable to the transaction of $0.5 million incurred during the nine months ended September 30, 2018 by Bags Investment Group for the Acquisition.

Note 7. Reclassification of Bags Investment Group's historical financial information
Certain reclassifications have been made to Bags Investment Group's historical financial statements to conform to SP Plus' financial statement presentation.
Reclassifications reflected in the unaudited proforma condensed combined balance sheet are presented below:

(millions)	Bags Investment Group	Reclassifications	Bags Investment Group after Reclassifications
Inventories	$1.3	$(1.3)	$—
Prepaid expenses and other	1.2	1.3	2.5
Deposits payable	3.3	(3.3)	—
Deferred revenue	0.2	(0.2)	—
Accrued expenses	—	3.5	3.5
Current portion of long-term debt	2.8	(2.8)	—
Current portion of obligations under Credit Facility and other long-term borrowings	—	2.8	2.8

Additionally, SP Plus has modified the historical income statement category descriptions of "Parking services revenue" and "Cost of parking services" to "Services revenue" and "Cost of services", respectively, as included in the the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2018 and for the year ended December 31, 2017.
Reclassifications reflected in the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2018 and for the year ended December 31, 2017 include the following:

•	Historical Bags Investment Group "Revenues" have been classified as "Services revenue - Management type contracts"

•	Historical Bags Investment Group "Operating expenses" have been classified as "Cost of services - Management type contracts"